EXHIBIT 99.2

FOR IMMEDIATE RELEASE
May 20, 2014
Contact: Investor Inquiries:
Casey Farrell, ViewPoint Financial Group, Inc.
972-801-5871/shareholderrelations@viewpointfinancialgroup.com

Media Inquiries:
Mary Rische, ViewPoint Bank
972-509-2020 Ex. 7331/mary.rische@viewpointbank.com

ViewPoint Financial Group, Inc. Elects Tony LeVecchio Chairman of the Board;
Longtime Chairman James McCarley, Board Member Keith Sockwell Retire

PLANO, Texas, May 20, 2014 -- ViewPoint Financial Group, Inc. ("ViewPoint") (NASDAQ:VPFG), the holding company for ViewPoint Bank, N.A., today announced that, following its annual meeting of shareholders held on May 19, 2014, ViewPoint's Board of Directors appointed Tony LeVecchio to serve as Chairman of the Board following the retirement of its chairman of 15 years, James McCarley. McCarley has served on the Board of ViewPoint and its predecessor entity since 1992 and has served as Chairman of the Board since 1999. Also retiring was board member Keith Sockwell, who joined the board of ViewPoint and its predecessor entity in 1987.

“Tony’s broad experience in finance and service on the boards of public companies has significantly contributed to our efforts since he joined the board in 2006,” said ViewPoint President and Chief Executive Officer Kevin Hanigan. “We look forward to him serving as our new chairman.”

Prior to his appointment as Chairman of the Board, LeVecchio served as Vice Chairman of the Board and currently serves as Chairman of ViewPoint's Audit Committee. He is President and Principal of The James Group, Inc., a Plano-based consulting group that focuses on providing executive support to businesses throughout the country. Prior to founding The James Group, LeVecchio was Senior Vice President and Chief Financial Officer of VHA Southwest Inc, a regional health care system of non-profit hospitals in Texas.

“Thank you to James and Keith for their valuable contributions to the company over the years,” said Hanigan. “During their leadership, ViewPoint went from a four-branch, $176 million credit union to a $3.6 billion publicly traded company with 31 locations in 17 North Texas cities. It was a pleasure to work with these highly experienced leaders, and we wish them all the best in their retirement.”

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, N.A. ViewPoint Bank, N.A. operates 31 banking offices in the Dallas/Fort Worth metropolitan area, including two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.